410 N. Michigan Ave. Chicago, Illinois 60611, U.S.A

News Announcement

For Immediate Release

Exhibit 99.1

Oil-Dri Announces Record Net Sales for the Third Quarter and

Record Net Sales and Earnings for the Nine-Month Period

CHICAGO—(June 7, 2013)—Oil-Dri Corporation of America (NYSE: ODC) today announced net sales of $64,152,000 for the third quarter ended April 30, 2013, a 7% increase compared with net sales of $59,780,000 in the same quarter one year ago. Net income for the third quarter was $3,251,000, or $0.46 per diluted share, up 77% from net income of $1,892,000, or $0.26 per diluted share, for the same quarter one year ago.

Net sales for the nine-month period were $186,691,000, a 4% increase compared with net sales of $179,565,000 in the same period one year ago. Net income for the nine-month period was $9,849,000, or $1.40 per diluted share, up 63% from net income of $6,206,000, or $0.86 per diluted share, in the same period one year ago.

Business Review

President and Chief Executive Officer Daniel S. Jaffee said, “We are pleased to report record net sales for the third quarter and nine-month periods as well as a strong increase in earnings for both periods. Business in both the Retail and Wholesale and Business to Business segments was strong for the quarter. Despite the overall increase to the cost of freight, both operating segments increased income. Our profit margins have expanded and our balance sheet remains healthy. The Business to Business segment’s positive quarterly results were led by sales of fluids purification and animal health products. In the Retail and Wholesale segment, net sales of our cat litter products increased in the quarter and we continue to be enthusiastic about Cat’s Pride Fresh & Light and its growing popularity in the market.”

Investor Relations Contact

Reagan Culbertson
reagan.culbertson@oildri.com
(312) 706 3256

Segment Review

Business to Business Products	Third Quarter Ended April 30,		Change
	Fiscal 2013	Fiscal 2012
Net Sales	$24,525,000	$21,930,000	12%
Segment Income	$7,957,000	$7,051,000	13%

Business to Business Products	Nine Months Ended April 30,		Change
	Fiscal 2013	Fiscal 2012
Net Sales	$68,022,000	$64,167,000	6%
Segment Income	$22,581,000	$20,918,000	8%

Net sales for the Company’s Business to Business segment for the third quarter were up $2,595,000 or 12% and segment income was up $906,000 or 13% from the prior year period. These increases were driven by volume growth of bleaching clays and animal health products. In the third quarter, net sales of co-packaged coarse cat litters were relatively flat while sales of agricultural products declined.

Net sales of Business to Business products for the nine-month period were up $3,855,000 or 6% and segment income for the nine-month period was up $1,663,000 or 8% from the same period one year ago. These increases were driven by volume growth of bleaching clays and animal health products. The increase in segment sales was partially offset by declines in the recycled motor oil and horticulture markets.

Investor Relations Contact

Reagan Culbertson
reagan.culbertson@oildri.com
(312) 706 3256

Retail and Wholesale Products	Third Quarter ended April 30,		Change
	Fiscal 2013	Fiscal 2012
Net Sales	$39,627,000	$37,850,000	5%
Segment Income	$2,964,000	$440,000	574%

Retail and Wholesale Products	Nine Months Ended April 30,		Change
	Fiscal 2013	Fiscal 2012
Net Sales	$118,669,000	$115,398,000	3%
Segment Income	$9,424,000	$2,279,000	314%

Net sales for the company’s Retail and Wholesale Products for the third quarter were up $1,777,000 or 5% and segment income was up $2,524,000 or 574% from the prior year period. Segment income increased over the same period last year due to higher sales and an approximate $1.3 million reduction in advertising expenditures primarily associated with the launch of Cat’s Pride Fresh & Light. Segment income was reduced slightly by higher freight and additive costs. Net sales of industrial and automotive products were comparable from the same quarter one year ago while net sales by our foreign subsidiaries were down.

Net sales of Retail and Wholesale products for the nine-month period were up $3,271,000 or 3% over the same period one year ago, which was driven by lower trade spending, such as coupons and slotting. Segment income for the nine-month period was up $7,145,000 or 314% from the same period one year ago, due to increased sales and lower advertising costs compared to the one-time costs incurred for the launch of Cat’s Pride Fresh & Light in the previous fiscal year.

Financial Review

Cash, cash equivalents and short-term investments at April 30, 2013, totaled $40,095,000, which was $5,403,000 or 16% more than $34,692,000 at April 30, 2012. Cash, cash equivalents and short-term investments were up primarily due to the increase of net income in the nine-month period.

Capital expenditures for the nine-month period totaled $7,805,000, which was $1,110,000 more than depreciation and amortization of $6,695,000. Capital expenditures were made for equipment replacement at our manufacturing facilities. Capital expenditures were $5,452,000 in the nine-month period last year.

Investor Relations Contact

Reagan Culbertson
reagan.culbertson@oildri.com
(312) 706 3256

Net cash provided by operating activities was $19,274,000 in the nine-month period compared to $15,636,000 for the same period one year ago. The $3,638,000 or 23% increase was driven primarily by the increase of net income.

On December 4, 2012, Oil-Dri’s Board of Directors declared a one-time accelerated cash dividend of $0.36 per share of outstanding Common Stock and $0.27 per share of outstanding Class B Stock, which reflect dividends normally paid in third and fourth quarters of our fiscal year. The dividends were paid on December 28, 2012 to stockholders of record at the close of business on December 14, 2012. The Company has paid cash dividends continuously since 1974 and has increased dividends annually for the past nine years and will again consider dividends at the June meeting of the Board of Directors.

At the end of the third quarter, the annualized dividend yield on the Company’s Common Stock was 2.6%, based on the quarter’s closing stock price of $27.51 per share and an annual cash dividend of $0.72.

Looking Forward

Jaffee continued, “Our strategy continues to be to get very close to our customers and deepen our understanding of their particular needs. Our ultimate goal is to develop products and services designed to meet those needs. We plan to continue to invest in support of Cat’s Pride Fresh & Light and expect that our overall advertising and promotional spending for the balance of the fiscal year will remain high, but should not exceed the amount spent in Fiscal 2012. We are striving to maximize the return on our marketing investment by carefully analyzing the efficacy of the programs we run.

Additionally, we are optimistic about the future of Cat’s Pride Fresh & Light. We look forward to continuing to expand and strengthen the Fresh & Light brand with new product offerings due to hit the retailers’ shelves in the coming months.”

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The Company will offer a live webcast of the third quarter earnings teleconference on Monday, June 10, 2013 from 10:00 am to 10:30 am, Central Time. To listen via the web, visit www.streetevents.com or www.oildri.com. An archived recording of the call and written transcripts of all teleconferences are posted on the Oil-Dri website.

Investor Relations Contact

Reagan Culbertson
reagan.culbertson@oildri.com
(312) 706 3256

Cat’s Pride and Fresh & Light are registered trademarks of Oil-Dri Corporation of America.

Oil-Dri Corporation of America is a leading supplier of specialty sorbent products for agricultural, horticultural, fluids purification, specialty markets, industrial and automotive, and is the world’s largest manufacturer of cat litter.

Certain statements in this press release may contain forward-looking statements that are based on our current expectations, estimates, forecasts and projections about our future performance, our business, our beliefs, and our management’s assumptions. In addition, we, or others on our behalf, may make forward-looking statements in other press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls, and conference calls. Words such as “expect,” “outlook,” “forecast,” “would”, “could,” “should,” “project,” “intend,” “plan,” “continue,” “believe,” “seek,” “estimate,” “anticipate, “may,” “assume,” variations of such words and similar expressions are intended to identify such forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Such statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially including, but not limited to, the dependence of our future growth and financial performance on successful new product introductions, intense competition in our markets, volatility of our quarterly results, risks associated with acquisitions, our dependence on a limited number of customers for a large portion of our net sales and other risks, uncertainties and assumptions that are described in Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K and other reports we file with the Securities and Exchange Commission. Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, intended, expected, believed, estimated, projected or planned. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except to the extent required by law, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.

Investor Relations Contact

Reagan Culbertson
reagan.culbertson@oildri.com
(312) 706 3256

Consolidated Statements of Income
(in thousands, except for per share amounts)
(unaudited)

	Third Quarter Ended April 30,
	2013	% of Sales	2012	% of Sales
Net Sales	$64,152	100.0%	$59,780	100.0%
Cost of Sales	(47,261)	73.7%	(45,075)	75.4%
Gross Profit	16,891	26.3%	14,705	24.6%
Operating Expenses	(12,209)	19.0%	(11,743)	19.6%
Capacity Rationalization Charges	(8)	0.0%	--	0.0%

Operating Income	4,674	7.3%	2,962	5.0%
Interest Expense	(447)	0.7%	(529)	0.9%
Other Income	214	0.3%	201	0.3%

Income Before Income Taxes	4,441	6.9%	2,634	4.4%
Income Taxes	(1,190)	1.9%	(742)	1.2%
Net Income	$3,251	5.1%	$1,892	3.2%

Net Income Per Share:
Basic Common	$0.50		$0.28
Basic Class B Common	$0.37		$0.21
Diluted	$0.46		$0.26

Average Shares Outstanding:
Basic Common	4,923		5,115
Basic Class B Common	1,980		1,938
Diluted	6,938		7,117

	Nine Months Ended April 30,
	2013	% of Sales	2012	% of Sales
Net Sales	$186,691	100.0%	$179,565	100.0%
Cost of Sales	(136,300)	73.0%	(136,103)	75.8%
Gross Profit	50,391	27.0%	43,462	24.2%
Operating Expenses	(35,863)	19.2%	(33,875)	18.9%
Capacity Rationalization Charges	(70)	0.0%	--	0.0%

Operating Income	14,458	7.7%	9,587	5.3%
Interest Expense	(1,374)	0.7%	(1,557)	0.9%
Other Income	445	0.2%	356	0.2%

Income Before Income Taxes	13,529	7.2%	8,386	4.7%
Income Taxes	(3,680)	2.0%	(2,180)	1.2%
Net Income	$9,849	5.3%	$6,206	3.5%

Net Income Per Share:
Basic Common	$1.52		$0.93
Basic Class B Common	$1.14		$0.70
Diluted	$1.40		$0.86

Average Shares Outstanding:
Basic Common	4,899		5,118
Basic Class B Common	1,966		1,932
Diluted	6,916		7,116

Investor Relations Contact

Reagan Culbertson
reagan.culbertson@oildri.com
(312) 706 3256

Consolidated Balance Sheets
(in thousands, except for per share amounts)
(unaudited)

		As of April 30,
		2013	2012
Current Assets
Cash and Cash Equivalents		$22,649	$25,649
Investment in Short-term Securities		17,446	9,043
Accounts Receivable, net		29,784	30,495
Inventories		21,349	19,389
Prepaid Expenses		8,193	7,588
Other Current Assets
	Total Current Assets	99,421	92,164
Property, Plant and Equipment		65,758	66,378
Other Assets		15,675	13,396
Total Assets		$180,854	$171,938

Current Liabilities
Current Maturities of Notes Payable		$3,500	$3,800
Accounts Payable		6,742	6,576
Dividends Payable		--	1,134
Accrued Expenses		20,021	15,703
	Total Current Liabilities	30,263	27,213
Long-Term Liabilities
Notes Payable		22,400	25,900
Other Noncurrent Liabilities		34,741	22,406
	Total Long-Term Liabilities	57,141	48,306
Stockholders' Equity		93,450	96,419
Total Liabilities and Stockholders' Equity		$180,854	$171,938

Book Value Per Share Outstanding		$13.61	$13.68

Acquisitions of:
Property, Plant and Equipment	Third Quarter	$2,796	$1,940
	Year to Date	$7,805	$5,452
Depreciation and Amortization Charges	Third Quarter	$2,220	$2,306
	Year to Date	$6,695	$6,940

Investor Relations Contact

Reagan Culbertson
reagan.culbertson@oildri.com
(312) 706 3256

Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	For the Nine Months Ended
	April 30,
CASH FLOWS FROM OPERATING ACTIVITIES	2013	2012

Net Income	$9,849	$6,206

Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and Amortization	6,695	6,940
Capacity Rationalization Plan Charges	70	-
(Increase) Decrease in Accounts Receivable	385	(1,309)
Increase in Inventories	(1,676)	(159)
Increase in Accounts Payable	357	324
Increase in Accrued Expenses	2,481	321
Increase in Pension and Postretirements Benefits	949	359
Other	164	2,954
Total Adjustments	9,425	9,430
Net Cash Provided by Operating Activities	19,274	15,636

CASH FLOWS FROM INVESTING ACTIVITIES
Capital Expenditures	(7,805)	(5,452)
Net (Purchases) Dispositions of Investment Securities	(8,278)	6,777
Other	62	34
Net Cash (Used in) Provided by Investing Activities	(16,021)	1,359

CASH FLOWS FROM FINANCING ACTIVITIES
Principal Payments on Long-Term Debt	(3,800)	(3,600)
Dividends Paid	(4,630)	(3,395)
Purchase of Treasury Stock	(175)	(2,481)
Other	896	248
Net Cash Used in Financing Activities	(7,709)	(9,228)

Effect of exchange rate changes on cash and cash equivalents	12	(3)

Net (Decrease) Increase in Cash and Cash Equivalents	(4,444)	7,764
Cash and Cash Equivalents, Beginning of Period	27,093	17,885
Cash and Cash Equivalents, End of Period	$22,649	$25,649

Investor Relations Contact

Reagan Culbertson
reagan.culbertson@oildri.com
(312) 706 3256